NEWS RELEASE

FOR IMMEDIATE RELEASE – January 23, 2007

FOR: CASPIAN SERVICES, INC.

SUBJECT: Appointment of new Chief Financial Officer.

Salt Lake City – Caspian Services, Inc. (OTC Bulletin Board: CSSV) is pleased to announce the appointment of John Baile as the Company’s Chief Financial Officer. Mr. Baile graduated from University of Liverpool and later received his chartered accountant designation while working with Deloitte, Haskins and Sells in Liverpool, England. Mr. Baile has more than twenty-five years of international business and financial management experience.

Commenting on Mr. Baile's decision to join Caspian Services, Inc., Laird Garrard, the Company’s CEO said, “We are pleased to have someone with the qualifications and experience of Mr. Baile join the Company’s management team in Almaty, Kazakhstan. Mr. Baile has a broad range of financial experience implementing financial control systems and acting as a project manager. I believe his contribution will be vital as we continue to expand our current operations and commence critical projects such as our Atash marine base in the near future.”

Mr. Baile will assume the duties Chief Financial Officer from Makhsuda Sunnatova. Ms. Sunnatova will remain with the Company in the role of financial reporting manager where she will continue to work closely with the Company’s internal accounting department and the Company’s independent accountants and legal counsel overseeing regulatory compliance issues.

Caspian Services, Inc. is an oilfield service company providing a range of services in the Caspian Sea region of western Kazakhstan. The Company’s core business activities consist of geophysical and seismic data acquisition services; operating a fleet of vessels that it commissions to oil and gas exploration companies engaged in exploration and development activities in the north Caspian Sea. The Company maintains corporate offices in Almaty, Kazakhstan, Aktau, Kazakhstan and Salt Lake City, Utah

For Further Information Please Contact:

Terrance J. Powell

Vice President, Investor Relations

29/6 Satpaev Street

9th Floor, Hyatt Regency Hotel

Almaty, 050040

Republic of Kazakhstan

Tel – 7 3272 508 478 / Fax – 7 3272 508 479

Email – tpowell@caspianservices.kz

The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as the implementation of business plans, contract performance, sufficiency of funds and other risks described in the Company’s annual and other reports on file with the Securities and Exchange Commission.